Exhibit 10.7

Execution Copy

INVESTOR RIGHTS AGREEMENT

BY AND AMONG

APOLLO GLOBAL MANAGEMENT, LLC,

AGM MANAGEMENT, LLC,

AND

CREDIT SUISSE SECURITIES (USA) LLC

DATED AS OF AUGUST 8, 2007

INVESTOR RIGHTS AGREEMENT, dated as of August 8, 2007 (this “Agreement”), by and among Credit Suisse Securities (USA) LLC (together with its Affiliates that become Investors under this Agreement, “Credit Suisse”), Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), A.P. Professional Holdings, L.P., a Cayman Islands exempt limited partnership (“Holdings”), and AGM Management, LLC, a Delaware limited liability company (the “Manager”). Credit Suisse intends to assign this Agreement to a Permitted Transferee prior to the Closing Date.

RECITALS

WHEREAS, on July 16, 2007, the Company and Credit Suisse entered into a Stock Purchase Agreement (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which the Company agreed to issue to Credit Suisse and Credit Suisse agreed to purchase from the Company the Class A Common Shares (as defined below), upon the terms and conditions set forth in the Stock Purchase Agreement; and

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company, the Manager, Holdings and Credit Suisse desire to address herein certain relationships among themselves, including certain terms and conditions relating to the transfer restrictions and registration rights applicable to Credit Suisse’s Class A Common Shares.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 5.8.

“ADIA” means APOC Holdings LTD, a Cayman Islands exempt company, together with its Affiliates that become Investors under the Lender Rights Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. Except as expressly stated otherwise in this Agreement, the term “Affiliate” with respect to the Company does not include at any time any Fund or Portfolio Company.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement Among Principals” means the Agreement Among Principals, dated as of July 13, 2007, among the Principals and the other parties named therein, as it may be amended, supplemented, restated or otherwise modified from time to time; provided, however, that any amendments or supplements to such Agreement Among Principals that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“APO Corp.” means APO Corp., a Delaware corporation.

“APO LLC” means APO Asset Co., LLC, a Delaware limited liability company.

“Apollo Operating Group” means (i) Apollo Management Holdings, L.P., a Delaware limited partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the Company’s carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and (ii) any such carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.

“Apollo Securities” means (i) capital stock or other equity interests (including the Class A Common Shares and the Class B Common Shares) of the Company, (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company and (iii) Operating Group Units.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Entity applicable to such Person.

“BRH Holdings” means BRH Holdings, L.P., a Cayman Islands exempted limited partnership and any successor entity thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CalPERS” means the California Public Employees’ Retirement System.

“Class A Common Shares” means the Class A Common Shares of the Company (including non-voting Class A Common Shares) representing limited liability company interests in the Company, having such rights associated with such Class A Common Shares as set forth in the Operating Agreement and any Equity Securities issued or issuable in exchange for or with respect to such Class A Common Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class B Common Shares” means the Class B Common Shares of the Company representing limited liability company interests in the Company, having such rights associated with such Class B Common Shares as set forth in the Operating Agreement and any Equity Securities issued or issuable in exchange for or with respect to such Class B Common Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Closing Price” means, with respect to any security, as of any date of determination, the closing price per share of such security on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the last reported bid and asked prices (or, if more than one (1) in either case, the average of the average bid and average asked prices) on such date, as officially reported on the principal National Securities Exchange on which such security is then listed or admitted to trading.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“Demand” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Equity Securities” means (i) capital stock or other equity interests (including, the Class A Common Shares and the Class B Common Shares) of the Company then outstanding or (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company.

“Exchange” has the meaning set forth in the Agreement Among Principals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of July 13, 2007, by and among the Company, each member of the Apollo Operating Group, Holdings and the other parties named therein.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement, including any successor entity thereto.

“Inspectors” has the meaning set forth in Section 2.5(a)(viii).

“Investment” has the meaning set forth in the Stock Purchase Agreement.

“Investors” means Credit Suisse and each other Person who becomes an “Investor” in accordance with this Agreement.

“IPO” means the earlier of (i) the consummation of an underwritten public offering of Class A Common Shares pursuant to an effective registration statement (other than on Forms S-4 or S-8 or successors and/or equivalents to such forms), with the Shares sold representing at least 10% of the then outstanding Class A Common Shares of the Company (to be determined assuming that all outstanding Operating Group Units have been exchanged for Class A Common Shares pursuant to the Exchange Agreement) and (ii) the effectiveness of the shelf registration statement to be filed by the Company in respect of the Class A Common Shares to be sold in the Private Placement; provided, that in the case of clauses (i) and (ii) above, such registration statement is to be filed by the Company with the SEC or (in connection with a listing on the London Stock Exchange) with the Financial Services Authority of the United Kingdom.

“Lender Rights Agreement” means the Lender Rights Agreement, dated as of July 13, 2007, by and among the Company, the Manager, BRH Holdings GP, Ltd. ADIA and CalPERS and the other parties thereto, as such agreement may be amended, supplemented, restated or otherwise modified from time to time; provided, however, that any amendments or supplements to such Lender Rights Agreement that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“Losses” has the meaning set forth in Section 2.7(a).

“Majority Requesting Holders” has the meaning set forth in Section 2.1(i).

“Manager” has the meaning set forth in the introductory paragraph to this Agreement, including any successor entity thereto; provided, however, that if the Operating Agreement authorizes the board of directors of the Company or any committee thereof or any other governing body to make the determination at issue under this Agreement, the “Manager” for purpose of such determination shall be deemed to refer to the board of directors of the Company or such committee or other governing body and any such determination made in accordance with the terms of this Agreement and the Operating Agreement shall be final and binding on the parties hereto.

“National Securities Exchange” means any of the New York Stock Exchange, The NASDAQ Stock Market, the American Stock Exchange or the London Stock Exchange.

“Notes” has the meaning set forth in the Strategic Agreement.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 13, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time; provided, however, that any amendments or supplements to such Operating Agreement that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“Operating Group Units” refers to units in the Apollo Operating Group, each of which represents one limited partnership interest in each of the limited partnerships that comprise the Apollo Operating Group and any other securities issued or issuable in exchange for or with respect to such Operating Group Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. All calculations in respect of the Operating Group Units shall assume that all Operating Group Units shall have vested fully as of the date of determination.

“Other Demanding Sellers” has the meaning set forth in Section 2.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 2.2(b).

“Permitted Transferee” with respect to an Investor, means such Investor’s Affiliates so long as such Affiliates are “accredited investors” within the meaning of Regulation D under the Securities Act or “qualified institutional buyers” as defined in Rule 144A under the Securities Act; provided, however, that the transferee shall not become a “Permitted Transferee” until (a) such Transfer is made in accordance with the terms of the Transaction Documents, and (b) such transferee has executed and delivered to the Company a joinder to each Transaction Document in the form annexed hereto as Annex A pursuant to which such Permitted Transferee agrees to be bound by the Transaction Documents and to be treated as an “Investor” for all purposes of the Transaction Documents.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business, association, trust, Governmental Entity or other entity.

“Piggyback Notice” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Piggyback Seller” has the meaning set forth in Section 2.2(a).

“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, an Investment.

“Principal” means any of Leon D. Black, Marc J. Rowan or Joshua J. Harris.

“Private Placement” means a private placement of Class A Common Shares pursuant to Rule 144A (or any successor provision) and Regulation S promulgated under the Securities Act, in an offering (i) to at least fifteen (15) purchasers and (ii) that requires the Company to file with the SEC a shelf registration statement permitting registered re-sales of the Class A Common Shares within eight (8) months of the consummation of such offering.

“Proceeding” means any action, suit, lawsuit, customer claim, warranty claim, insurance claim, counterclaim, proceeding or investigation at law, or in equity, or by or before any Governmental Entity.

“Purchased Securities” means the Class A Common Shares acquired by Credit Suisse on the Closing Date pursuant to the Stock Purchase Agreement.

“Records” shall have the meaning set forth in Section 2.5(a)(viii).

“Registrable Amount” means a number of Registrable Securities representing at least $75 million (such value shall to be determined based on the value of such Registrable Securities on the date immediately preceding the date upon which the Demand has been received by the Company).

“Registrable Securities” means any Class A Common Shares currently owned or hereafter held by any member of the Company, including pursuant to the Stock Purchase Agreement, an Exchange or the conversion of Notes into Class A Common Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement or (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 2.6(a).

“Requested Information” has the meaning set forth in Section 2.7(g).

“Requesting Investor” has the meaning set forth in Section 2.1(a).

“Roll-up Agreements” mean collectively, each Roll-up Agreement, by and among Holdings, BRH Holdings, the Company, APO LLC, APO Corp., and an employee of Apollo or one of its Subsidiaries, dated as of July 13, 2007, each as amended, restated, supplemented or otherwise modified from time to time; provided, however, that any amendments or supplements to any such Roll-Up Agreement that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Stock Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Selected Courts” has the meaning set forth in Section 5.8.

“Selling Investors” has the meaning set forth in Section 2.5(a)(i).

“Selling Investors’ Counsel” has the meaning set forth in Section 2.5(a)(i).

“Shareholders” means the Persons designated as “Shareholders” under the Shareholders Agreement.

“Shareholders Agreement” means the Shareholders Agreement, dated as of July 13, 2007, by and among the Company, Holdings, BRH Holdings, Black Family Partners, L.P., a Delaware limited partnership, MRJ Foundation LLC, a New York limited liability company, and each of the Principals; provided, however, that any amendments or supplements to such Shareholders Agreement that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“Shares” means, collectively, the outstanding Class A Shares (as equitably adjusted to reflect any split, combination, reorganization, recapitalization, reclassification or other similar event involving the Class A Shares).

“Strategic Agreement” means the Agreement, dated as of July 13, 2007, by and among the Company, the Manager, BRH Holdings GP, Ltd. and each of the Strategic Investors, pursuant to which the Company sold convertible securities to the Strategic Investors, as such agreement may be amended, supplemented, restated or otherwise modified from time to time; provided, however, that any amendments or supplements to such Strategic Agreement that would materially alter Credit Suisse’s rights or obligations under this Agreement will be disregarded for purposes of this Agreement unless agreed to by Credit Suisse.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.

“Strategic Investors” means each of ADIA and CalPERS.

“Transaction Documents” means this Agreement and the Stock Purchase Agreement.

“Transfer” means a direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Unaffiliated Transferee” has the meaning set forth in Section 3.1(c).

“Underwritten Offering” means a sale of equity securities of the Company to an underwriter or underwriters for reoffering to the public.

“United States Dollars” means the lawful currency of the United States.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

Section 1.2 Interpretation.

In this Agreement, unless the context otherwise requires:

(a) words importing the singular include the plural and vice versa;

(b) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(c) a reference to a clause, party, annex, exhibit or schedule is a reference to a clause of, and a party, annex, exhibit and schedule to this Agreement, and a reference to this Agreement includes any annex, exhibit and schedule hereto;

(d) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statues, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute;

(e) a reference to a document includes all amendments or supplements to, or replacements or novations of that document;

(f) a reference to a party to a document includes that party’s, successors, permitted transferees and permitted assigns;

(g) the use of the term “including” means “including, without limitation”;

(h) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes, schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;

(i) the section and paragraph headings used in this Agreement are for convenience of reference only and shall not govern of affect the interpretation of any of the terms or provisions in this Agreement;

(j) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(k) the language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party;

(l) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1));

(m) unless otherwise specified herein, all statements or references to dollar amounts or “$” set forth herein or in any other Transaction Document shall refer to United States Dollars; and

(n) accounting terms not defined in this Agreement shall have the respective meanings given to them under GAAP.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) At any time after the one year anniversary of the Closing Date, Credit Suisse shall be entitled to make a written request of the Company (a “Demand” and upon making a Demand, Credit Suisse to be a “Requesting Investor”) for registration under the Securities Act of an amount of Registrable Securities owned by Credit Suisse and the other Investors that either (x) equals or is greater than the Registrable Amount (based on the number of Registrable Securities outstanding on the date such Demand is made), or (y) constitutes all of the Registrable Securities of all of the Investors (a “Demand Registration”) and thereupon the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Investor for disposition in accordance with the intended method of disposition stated in such Demand; and

(ii) all equity securities of the Company which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.1, but subject to Section 2.1(h), all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional securities, if any, to be so registered.

(b) Each Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration; (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known; and (iii) the identity of the Requesting Investor and any of its Permitted Transferees who are participating in the Demand.

(c) [reserved]

(d) Credit Suisse shall be entitled to an aggregate of three (3) Demand Registrations.

(e) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand:

(i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least ninety (90) days (or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder);

(ii) if, after it has become effective, such Demand Registration becomes subject, prior to ninety (90) days after effectiveness, to any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason and such order or requirement is not cured within ten (10) Business Days;

(iii) unless at least fifty percent (50%) of the number of Registrable Securities requested to be registered by Credit Suisse in any Demand Registration for which Credit Suisse is the Requesting Investor are actually registered in such Demand Registration;

(iv) if such Demand Registration is withdrawn pursuant to Section 2.3 after the Company exercises its right to postpone the filing or effectiveness of a registration statement pursuant to Section 2.1(g); or

(v) if the conditions to closing specified in the underwriting agreement entered into in connection with such Demand Registration are not satisfied, other than by reason of any act or omission by such Requesting Investors.

(f) Demand Registrations shall be on Form S-1 or any similar long-form registration, (ii) on Form S-3 or any similar short-form registration (other than a shelf registration), if such a short-form registration is then available to the Company or (iii) on Form S-3ASR if the Company is, at the time a Demand is made, a Well-Known Seasoned Issuer.

(g) The Company shall not be obligated to:

(i) subject to the proviso in Section 2.5(a)(ii), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than ninety (90) days; or

(ii) effect any Demand Registration:

(A) within six months after the effective date of a registration statement with respect to a “firm commitment” Underwritten Offering in which all Piggyback Sellers (as hereinafter defined) were given “piggyback” rights pursuant to Section 2.2 (subject to Section 2.1(h)) and at least fifty percent (50%) of the number of Registrable Securities requested by such Piggyback Seller to be included in such Demand Registration were included;

(B) within four months after the effective date of a registration statement with respect to any other Demand Registration; or

(C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other require financial statements; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable.

In addition, the Company shall be entitled to postpone (upon written notice to the Requesting Investor) the filing or the effectiveness of a registration statement for any Demand Registration (but no more than twice in any period of 12 consecutive months and in no event for more than an aggregate of ninety (90) days in any 365 day period) if the Manager determines in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential or because of the unavailability of audited or other required financial statements. In the event of a postponement by the Company of the filing or effectiveness of a registration statement for a Demand Registration, the Requesting Investors shall have the right to withdraw such Demand in accordance with Section 2.3.

(h) The Company shall not include any securities in a Demand Registration except Registrable Securities held by the Investors and securities held by the Strategic Investors pursuant to the Strategic Agreement and by the Shareholders, or with the written consent of Investors participating in such Demand Registration that hold a majority of the Registrable Securities included in such Demand Registration. If, in connection with a Demand Registration, the lead bookrunning underwriters (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to Investors holding a majority of the Registrable Securities included in such Demand Registration, and whose fees and expenses shall be borne solely by the Company) advise the Company in writing that, in their reasonable opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is reasonably advised by such underwriters or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Class A Common Shares requested to be included in such Demand Registration by any Shareholders, any Investors, and the Strategic Investors, which, in the opinion of the underwriter or investment bank can be sold without adversely affecting the marketability of the offering, pro rata among such Shareholders, the Investors and the Strategic Investors, based upon the number of Class A Common Shares deemed to be owned by such Persons (with any Class A Common Shares that are subject to restrictions on transfer pursuant to Section 3.1 hereof, Section 2.2 of the Shareholders Agreement, Section 4.3 of any Roll-up Agreement or Section 7.2 of the Lender Rights Agreement, being deemed as not owned by such Investors, such Shareholders or such Strategic Investors, and any Class A Common Shares being issuable upon conversion of non-voting Class A Common Shares or in connection with an Exchange being deemed to be owned by the holder thereof); (ii) second, securities the Company proposes to sell; and (iii) third, all other equity securities duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company.

(i) Any time that a Demand Registration involves an Underwritten Offering (i) the Investors holding a majority of the Registrable Securities requested to be included in the Demand Registration (the “Majority Requesting Holders”) shall select a nationally-recognized investment banking firm (reasonably acceptable to the Company) to act as a co-lead bookrunning underwriter with respect to the offering of such Registrable Securities, (ii) the Company shall select a nationally-recognized investment banking firm (reasonably acceptable to the Majority Requesting Holders) to act as a co-lead bookrunning underwriter with respect to the offering of such Registrable Securities, and (iii) the Company shall enter into an underwriting agreement that is reasonably acceptable to the Company and the Majority Requesting Holders, with such agreement containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of securities similar to the Class A Common Shares in underwriting agreements with respect to offerings of securities similar to the Class A Common Shares for the account of, or on behalf of, such issuers.

(j) In connection with any Underwritten Offering under this Section 2.1(j), (i) the Company shall not be required to include the Registrable Securities of an Investor (other than a Majority Requesting Holder) in the Underwritten Offering unless such Investor accepts the terms of the underwriting (pursuant to the underwriting agreement to be negotiated and entered into as specified in Section 2.1(i)) as agreed upon between the Company and the underwriters selected by the Company, in accordance with the terms hereof, and (ii) any Majority Requesting Holder shall enter into the underwriting agreement referred to in Section 2.1(i)(iii) above.

(k) All rights of Investors under this Section 2.1 shall be subject to the restrictions of Article 3.

Section 2.2 Piggyback Registration.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration by the Company on a registration statement on Form S-4 or a registration statement on Form S-8, any successor forms thereto, and excluding any resale shelf registration statement that the Company agrees to file in connection with the Private Placement) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give each Investor prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the SEC of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a reasonable estimate by the Company of the proposed minimum offering price of such equity securities. Upon the written request of any Persons that on the date of the Piggyback Notice constitute an Investor (a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller) given within ten (10) days after such Piggyback Notice is received by such Piggyback Seller, the Company, subject to the terms and conditions of this Agreement, shall use its commercially reasonable efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the Company’s equity securities being sold in such Piggyback Registration.

(b) If, in connection with a Piggyback Registration, the lead bookrunning underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to Investors holding a majority of the Registrable Securities included in such Piggyback Registration, and whose fees and expenses shall be borne solely by the Company) advises the Company in writing that, in its reasonable opinion, the inclusion of all the equity securities of the Company sought to be included in such Piggyback Registration by (i) the Company, (ii) others who have sought to have equity securities of the Company registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers, the Shareholders who have sought to have Class A Common Shares included in such Piggyback Registration pursuant to “piggyback” rights provided in the Shareholders Agreement and within the Lender Rights Agreement, and (iv) any other proposed sellers of equity securities of the Company (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities of the Company as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of equity securities of the Company to be sold by the Company for its own account, (B) second, Class A Common Shares requested to be included in such Piggyback Registration by any Other Demanding Sellers, any Piggyback Sellers, any Strategic Investors and any Shareholders (who have sought to have Class A Common Shares included in such Piggyback Registration pursuant to “piggyback” rights provided in the Shareholders Agreement or the Lender Rights Agreement, as applicable) pro rata among such Other Demanding Sellers, Piggyback Sellers and Shareholders based upon the number of Class A Common Shares deemed to be owned by such Persons (with any Class A Common Shares that are subject to restrictions on transfer pursuant to Section 3.1 hereof, Section 2.2 of the Shareholders Agreement, Section 4.3 of any Roll-up Agreement or Section 7.2 of the Lender Rights Agreement, being deemed as not owned by such Investors, such Shareholders or such Strategic Investors, and any Class A Common Shares being issuable upon conversion of non-voting Class A Common Shares or in connection with an Exchange being deemed to be owned by the holder thereof) and (C) third, other equity securities of the Company proposed to be sold by any Other Proposed Sellers (excluding the Investors and the Strategic Investors); or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, Class A Common Shares requested to be included in such Piggyback Registration by any Other Demanding Sellers, any Piggyback Sellers, any Strategic Investors and any Shareholders (each, as applicable, who have sought to have Class A Common Shares included in such Piggyback Registration pursuant to “piggyback” rights provided in the Shareholders Agreement or the Lender Rights Agreement, as applicable) pro rata among such Other Demanding Sellers, Piggyback Sellers, the Strategic Investors and Shareholders based upon the number of Class A Common Shares deemed to be owned by such Persons (with any Class A Common Shares that are subject to restrictions on transfer pursuant to Section 3.1 hereof, Section 2.2 of the Shareholders Agreement, Section 4.3 of any Roll-up Agreement or Section 7.2 of the Lender Rights Agreement, being deemed as not owned by such Investors, such Shareholders or such Strategic Investors, and any Class A Common Shares being issuable upon conversion of non-voting Class A Common Shares or in connection with an Exchange being deemed to be owned by the holder thereof), and (B) second, the other equity securities of the Company proposed to be sold by any Other Proposed Sellers (excluding Investors and the Strategic Investors) or to be sold by the Company as determined by the Company.

(c) In connection with any Underwritten Offering under this Section 2.2, the Company shall not be required to include the Registrable Securities of an Investor in the Underwritten Offering unless such Investor accepts the terms of the underwriting as agreed upon between the Company and the underwriters.

(d) If, at any time after giving written notice of its intention to register any of its equity securities as set forth in this Section 2.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine, at its election, for any reason not to register such equity securities, the Company may give written notice of such determination to each Piggyback Seller within five (5) days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided, however, that Investors may continue the registration as a Demand Registration pursuant to the terms of Section 2.1.

(e) All rights of Investors under this Section 2.2 shall be subject to the restrictions of Article 3.

Section 2.3 Withdrawal Rights.

Any Requesting Investor having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn. If the Requesting Investor withdraws its notification or direction to the Company to include Registrable Securities in a registration statement in accordance with this Section 2.3, such Investor shall be required to promptly reimburse the Company for all expenses incurred by the Company in connection with preparing for the registration of such Registrable Securities and such withdrawn registration request shall also count as a Demand for purposes of Section 2.1(d). Notwithstanding anything to the contrary, with respect to any such registration withdrawn as a result of a Company postponement pursuant to Section 2.1(g), (i) such Investor shall not be required to reimburse the Company for any expenses incurred by the Company in connection with preparing for such registration and (ii) such registration shall not count as a Demand for purposes of Section 2.1(d).

Section 2.4 Holdback Agreements.

(a) To the extent (a) requested (i) by the Company or the Requesting Investor, as the case may be, in the case of a non-Underwritten Offering or (ii) by the lead bookrunning underwriter in the case of an Underwritten Offering, and (b) the Company and all of the Company’s executive officers, directors and holders in excess of 5% of its outstanding equity securities (on a fully-diluted and as-converted basis) execute agreements substantially identical to or more restrictive than those referred to in this Section 2.4(a), each Investor agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities of the Company, during any time period reasonably requested by the Company (which shall not exceed ninety (90) days) with respect to the IPO, any Demand Registration or any Piggyback Registration (in each case, except as part of such registration), or, in each case, during any time period (which shall not exceed one hundred and eighty (180) days) required by any underwriting agreement with respect thereto.

(b) With respect to each relevant offering, the Company shall use its commercially reasonable efforts to cause all of its officers, directors and holders of more than 5% of the Registrable Securities (or any securities convertible into or exchangeable or exercisable for such Registrable Securities) to execute holdback agreements that contain restrictions that are no less restrictive than the restrictions contained in the holdback agreements executed by the Company.

Section 2.5 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2.1 and Section 2.2, the Company shall as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement to effect such registration and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective pursuant to the terms of this Agreement and cause such registration statement to contain a “Plan of Distribution” that permits the distribution of securities pursuant to all legal means; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that a reasonable time before filing such registration statement, prospectus or any amendments thereto, the Company will furnish to the counsel (“Selling Investors’ Counsel”) selected by the Investors that are including Registrable Securities in such registration (“Selling Investors”) copies of all such documents proposed to be filed, which documents will be subject to the review of Selling Investors’ Counsel, and such review to be conducted with reasonable promptness;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, or:

(A) in the case of a Demand Registration pursuant to Section 2.1, the expiration of ninety (90) days after such registration statement becomes effective;

(B) in the case of a Piggyback Registration pursuant to Section 2.2, the expiration of ninety (90) days after such registration statement becomes effective;

provided, that in each case, if the Company shall have exercised its right to postpone the filing or effectiveness of a registration statement pursuant to Section 2.1(g), the Company shall be obligated to extend the effectiveness of such registration statement by the duration of any such postponement;

(iii) furnish to each Selling Investor and each underwriter, if any, of the securities being sold by such Selling Investors, prior to filing a registration statement, at least one copy of such registration statement as is proposed to be filed, and thereafter such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Investor and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Investors;

(iv) use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Investor and any underwriter of the securities being sold by such Selling Investor shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Investor and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Investor, except that the Company shall not for any such purpose be required to:

(A) qualify generally to do business as a foreign limited liability company in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified;

(B) subject itself to taxation in any such jurisdiction; or

(C) file a general consent to service of process in any such jurisdiction;

(v) use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on a National Securities Exchange;

(vi) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other Governmental Entities as may be necessary to enable each Selling Investor thereof to consummate the disposition of such Registrable Securities;

(vii) in connection with an Underwritten Offering, obtain for each Selling Investor and underwriter:

(A) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Investor and underwriters, and

(B) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 100, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement;

(viii) promptly make available for inspection by any Selling Investor, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Investor or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is required by Applicable Law or is ordered pursuant to a subpoena or other order from a court, other Governmental Entity or self-regulatory organization of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (viii) if:

(A) the Company reasonably believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information; or

(B) if either: (x) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise; or (y) the Company reasonably determines that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to (A) or (B) above, such Selling Investor requesting such information agrees, and causes each of its Inspectors (other than attorneys), to enter into a confidentiality agreement on terms reasonably acceptable to the Company (which terms shall include customary exceptions and shall permit disclosure of such Records (i) as necessary to avoid or correct a misstatement or omission in the registration statement, (ii) as required by Applicable Law or (iii) as ordered pursuant to a subpoena or other order from a court, other Governmental Entity or self-regulatory organization of competent jurisdiction); and provided, further, that each Selling Investor and Inspector agrees that it will, upon learning that disclosure of such Records by such Selling Investor or Inspector is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix) promptly notify in writing each Selling Investor and the underwriters, if any, of the following events:

(A) the filing of the registration statement, the filing of a prospectus or any prospectus supplement related thereto or the filing of any amendment to the registration statement or the filing of any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any amendment thereto, when the same has become effective;

(B) any request by the SEC or any other Governmental Entity for amendments or supplements to the registration statement or the prospectus or for additional information;

(C) the issuance by the SEC or any other Governmental Entity of any stop order suspending the effectiveness of the registration statement or the initiation or threat of any Proceedings by any Person for that purpose; and

(D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any Proceeding for such purpose;

(x) notify each Selling Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and furnish to such Selling Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi) use commercially reasonable efforts to prevent the issuance of and, if issued, obtain the withdrawal of any order suspending the effectiveness of such registration statement or any suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction;

(xii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to each Selling Investor, as soon as reasonably practicable but in no event later than fifteen (15) months after the effective date of the registration statement, an earnings statement of the Company covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first day of the Company’s first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) cooperate with the Selling Investors and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Investor may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates, or, if requested by a Selling Investor or an underwriter, to facilitate the delivery of such securities in book-entry form;

(xiv) have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Investors and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, that such presentations, meetings, actions and efforts do not cause unreasonable disruption to the management of the Company’s business;

(xv) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Investors holding the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the prior reasonable review of the Selling Investors and Selling Investors’ Counsel;

(xvi) (A) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filings of all prospectuses and Free Writing Prospectuses with the SEC and (B) after the consummation of the IPO, within the deadlines specified by the Exchange Act, make all filings of periodic and current reports and other materials required by the Exchange Act;

(xvii) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any registration statement or prospectus used under this Agreement (and any offering covered thereby);

(xviii) as expeditiously as practicable, keep Selling Investors’ Counsel advised as to the initiation and progress of any registration under Article 2;

(xix) cooperate with each Selling Investor and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(xx) furnish the Selling Investors (and Selling Investors’ Counsel) and the underwriters, as expeditiously as possible, copies of all correspondence with or from the SEC, the NASD, any stock exchange or other self-regulatory organization relating to the registration statement or the transactions contemplated thereby and, a reasonable time prior to furnishing or filing any such correspondence to the SEC, the NASD, stock exchange or self-regulatory organization, furnish drafts of such correspondence to the Selling Investors (and Selling Investors’ Counsel) and the underwriters for review and comment, such review and comment to be conducted with reasonable promptness; and

(xxi) to take all other reasonable steps necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

(b) The Company may require each Selling Investor and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Investor or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(c) Without limiting the terms of this Article 2, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company, if requested by the underwriter, shall enter into an underwriting agreement with a managing underwriter or underwriters in connection with such offering containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of securities similar to the Class A Common Shares in underwriting agreements with respect to offerings of securities similar to the Class A Common Shares for the account of, or on behalf of, such issuers.

(d) Each Selling Investor agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(ix)(C), (a)(ix)(D) or (x), such Selling Investor shall forthwith discontinue such Selling Investor’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.5(a)(ix) or lifting of any suspension of (i) effectiveness of the Registration Statement or (ii) qualification of any Registrable Security contemplated by Section 2.5(a)(x) and, if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Investor’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable ninety (90) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice pursuant to Section 2.5(a)(ix)(c), (a)(ix)(d) or (x) to the date when all such Selling Investors are again able to sell their Registrable Securities under such registration statement with an appropriate a supplemented or amended prospectus and any such prospectus shall have been filed with the SEC.

Section 2.6 Registration Expenses.

(a) All expenses incident to the Company’s performance of, or compliance with, its obligations under this Article 2 including, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, reasonable and customary fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the

By-Laws of the NASD), all fees and expenses of compliance with securities and “blue sky” laws, all printing (including, expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company’s independent certified public accountants and counsel (including, with respect to “comfort” letters and opinions), the reasonable and customary fees and expenses of one firm of counsel to the Selling Investors (which firm shall be selected by the Selling Investors that hold a majority of the Registrable Securities included in such registration), and all customary “road show” expenses (collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected. The Company will pay its internal expenses (including, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Investor shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Investor’s Registrable Securities pursuant to any registration.

Section 2.7 Indemnification.

(a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each of the Selling Investors and its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Investor or such other Person indemnified under this Section 2.7(a) from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) to which they are or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing any material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in conformity with and reliance on information furnished in writing to the Company by such Selling Investor expressly for use therein. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other Person indemnified under this Section 2.7(a) to the same extent as provided above with respect to the indemnification (and exceptions thereto) of Selling

Investors. Reimbursements payable pursuant to the indemnification contemplated by this Section 2.7(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) By the Selling Investors. In connection with any registration statement in which a Selling Investor is participating, each such Selling Investor will furnish to the Company in writing information regarding such Selling Investor’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, indemnify the Company, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other Person indemnified under this Section 2.7(b) against all Losses to which they are or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing any material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in conformity with and reliance on information so furnished in writing by such Selling Investor. In connection with an Underwritten Offering and without limiting any of each Selling Investors other obligations under this Agreement, each Selling Investor shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other Person indemnified under this Section 2.7(b) to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Company. Notwithstanding the foregoing, indemnification by the Selling Investors shall be several and not joint, and no Selling Investors shall be liable to the Company under this Section 2.7 for amounts in excess of the net amount received by such Selling Investor in the offering giving rise to such liability.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has forfeited substantive rights or defenses as a result of such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) counsel to the indemnifying party has informed the indemnifying party that the joint representation of the indemnifying party and one or more indemnified parties could be inappropriate under applicable standards of professional conduct, or (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense (with counsel reasonably satisfactory to the indemnified party), in any such event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent, which consent shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party to the extent provided elsewhere herein against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 2.7, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by such indemnifying party of the aforesaid request and (y) 30 days after receipt by such indemnifying party of the material terms of such settlement, and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available or is insufficient under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Investor shall be required to make a contribution in excess of the net amount received by such Selling Investor from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

(g) Request for Information. Not less than ten (10) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Investor who has timely provided the requisite notice hereunder entitling such Investor to register Registrable Securities in such registration statement of the information, documents and instruments from such Investor that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second (2nd) day before the expected filing date, the Requested Information (or a written assurance from such Investor that the Requested Information that cannot be practicably provided prior to the filing of the registration statement shall be provided in a timely fashion) from such Investor, the Company may file the registration statement without including Registrable Securities of such Investor (or amend such registration statement to exclude the Registrable Securities of an Investor who fails to provide information when needed). The failure to so include in any registration statement the Registrable Securities of an Investor (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Investor.

ARTICLE 3

TRANSFER RESTRICTIONS

Section 3.1 Permitted Transferees.

(a) No Investor may Transfer any of its Purchased Securities prior to the one (1) year anniversary of the Closing Date, other than to its Permitted Transferees and between Permitted Transferees of an Investor. The Company shall not be obligated to register any proposed Transfer of Purchased Securities by any Investor pursuant to this Article 3 on the stock transfer books of the Company until the Company shall have received an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer is in compliance with the Securities Act or any such other Applicable Laws and/or representation letters in form and substance reasonably satisfactory to the Company, in each case to the extent necessary to ensure compliance with the provisions of the Securities Act and any other Applicable Laws. Upon satisfaction of conditions described in the immediately preceding sentence and the execution and delivery to the Company of a joinder to the Transaction Documents, as required under the terms of the definition of “Permitted Transferee” hereunder, the applicable Permitted Transferee shall be treated as an “Investor” for all purposes under the Transaction Documents.

(b) No Investor (together with its Permitted Transferees and any other Investor) may transfer, in one transaction or a series of related transactions, Purchased Securities representing 2% or more of the total outstanding Class A Common Shares (calculated on a fully-diluted basis as if all Operating Group Units had been exchanged for Class A Common Shares) to any one Person or “group” (as defined in Section 13(d) or the Exchange Act as in effect on the date this Agreement) of related Persons; provided, that transfers of Purchased Securities representing 2% or more of the total outstanding Class A Common Shares (calculated on a fully-diluted basis as if all Operating Group Units had been exchanged for Class A Common Shares) to underwriters or placement agents shall be permissible so long as such underwriters or placement agents are themselves bound to comply with such restriction.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event any Permitted Transferee that holds any Purchased Securities or Apollo Securities acquired pursuant to Section 3.1 ceases to be an Affiliate of Credit Suisse (an “Unaffiliated Transferee”), such Unaffiliated Transferee and Credit Suisse shall promptly give notice to the Company of the change in circumstances and such Unaffiliated Transferee shall immediately and unconditionally Transfer any Purchased Securities held by it back to Credit Suisse.

(d) Notwithstanding anything to the contrary contained herein, each Investor that is an entity that was formed for the primary purpose of directly or indirectly acquiring equity securities of the Company or that has no substantial assets other than the equity securities of the Company or direct or indirect interests in the equity securities of the Company agrees that (i) certificates for units of its common stock or other instruments reflecting equity interests in such entity (and the certificates for units of common stock or other equity interests in any similar entities controlling such entity) will note the Transfer restrictions contained in this Agreement as if such common stock or other equity interests were equity securities of the Company, (ii) no units of such common stock or other equity interests may be Transferred (including any Transfer or issuance by such entity) to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were equity securities of the Company and (iii) any Transfer of such common stock or other equity interests shall be deemed to be a Transfer of a proportionate percentage of equity securities of the Company.

ARTICLE 4

TERM

The provisions of this Agreement shall become effective immediately upon consummation of the Closing and shall terminate and become void and of no further force and effect after the five (5) year anniversary of the Closing Date; provided, that, the provisions of Section 2.7 and Article 5 shall survive any termination of this Agreement; provided, further, that the right by a party to commence a Proceeding against any other party for any breach of this Agreement by such other party that occurs prior to the earlier of (x) termination of this Agreement and (y) the termination of the applicable provision, shall survive such termination, unimpaired, for a period of eighteen (18) months from the date of such termination.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Transfers and Related Matters.

(a) Any Transfer or attempted Transfer not in conformity with this Agreement and the Stock Purchase Agreement shall be null, void and of no effect. In connection with any attempted Transfer not in conformity therewith or herewith, the Company may hold and refuse to Transfer any Apollo Securities, or any certificates therefore, in addition to, and without prejudice to, any and all other rights and remedies that may be available to it.

Section 5.2 Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 5.2) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:

Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: John J. Suydam

Facsimile: (212) 515-3288

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attention: Harvey M. Eisenberg

Facsimile: (212) 326-2061

(b) if to Credit Suisse, to:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, NY 10010

Attention:

Facsimile:

with a copy to

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: Kris F. Heinzelman

Facsimile: (212) 474-3700

Section 5.3 Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by an arbitrator in accordance with Section 5.9 or, if applicable, a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.4 Counterparts.

This Agreement may be executed in any number of counterparts, including by facsimile transmission, and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

Section 5.5 Entire Agreement; No Third Party Beneficiaries.

The Transaction Documents and any other written agreement executed contemporaneously herewith constitute the entire agreement by, between and among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements, both written and oral, by, between and among the Company on one hand and Investors on the other hand, with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person, other than the parties hereto, their Permitted Transferees or a third party purchaser pursuant to an Investor Private Sale, except as provided in Section 2.7(a) and Section 2.7(b) of this Agreement, any rights or remedies hereunder or under the Operating Agreement.

Section 5.6 Further Assurances.

Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.7 Governing Law.

THE TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event that (a) arbitration pursuant to Section 5.9 is not available, or (b) circumstances exist such that immediate action must be taken to preserve the intent of the Transaction Documents, as applicable, pending an arbitration in accordance with Section 5.9, the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions hereof in and thereof in the Selected Court, this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 5.7, it will not assert the defense that a remedy at law would be adequate.

Section 5.8 Consent to Jurisdiction.

It is the desire and intent of the parties hereto that any disputes or controversies arising under or in connection with the Transaction Documents be resolved pursuant to arbitration in accordance with Section 5.9; provided, however, that, to the extent that Section 5.9 is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with the Transaction Documents, as applicable, pursuant to the terms of Section 5.9 (after giving effect to the terms of Section 5.3), the following provisions of this Section 5.8 shall govern the resolution of all such disputes or controversies. With respect to any suit, action or proceeding (“Action”) arising out of or relating to the Transaction Documents or any transaction contemplated hereby and thereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction (A) of the United States District Court for the Southern District of New York or (B) in the event that such court lacks jurisdiction to hear the claim, in the State Courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Action other than before one of the Selected Courts; provided, however, that a party may commence any Action in a court other than the Selected Court solely for the purpose of enforcing an order or judgment issued by the Selected Court; (b) consents to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company and such Investor at their respective addresses referred to in Section 5.2; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE TRANSACTION

DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.9 [reserved]

Section 5.10 Amendments; Waivers

(a) The terms and provisions of the Transaction Documents may be modified or amended, and any of the provisions thereof be waived, temporarily or permanently, pursuant to a written instrument executed by the Company and the holders of 66% of the Purchased Securities that are Registrable Securities; provided, that as long as Credit Suisse holds at least 50% of the Purchased Securities that are Registrable Securities, such written instrument shall also separately require the execution of Credit Suisse; provided, further that any such amendment, modification or waiver that would adversely affect the rights hereunder of any Investor, in its capacity as an Investor, without similarly affecting the rights hereunder of all Investors, in their capacities as Investors, shall not be effective as to such Investor without its prior written consent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.11 Assignment.

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (a) the Company may assign its rights and/or obligations, in whole or in part, under this Agreement to one or more of its Affiliates; provided, that such Affiliate(s) execute and deliver to Investors a joinder to this Agreement and (if applicable) the Operating Agreement pursuant to which such Affiliate agrees to be bound by all of the obligations of the Company to the applicable Transaction Documents and the Operating Agreement (if applicable); and (b) each Investor may assign its rights under this Agreement to a Permitted Transferee to the extent that such Investor Transfers Purchased Securities to such Person; provided, however, that such Investors will not as a group have greater rights with respect to any provision of this Agreement than Credit Suisse is entitled to under such provision, including with respect to the aggregate number of demand rights pursuant to Section 2.1(c). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.12 No Inconsistent Agreements.

No Investor hereunder shall enter into any investor agreements or arrangements of any kind with any Person with respect to any Apollo Securities on terms inconsistent with the Transaction Documents, the Lender Rights Agreement or the Operating Agreement (whether or not such agreements or arrangements are with other holders of securities of the Company or with Persons that are not parties to the Transaction Documents), including agreements or arrangements with respect to the acquisition or disposition of any securities of the Company in a manner inconsistent with the Transaction Documents, the Lender Rights Agreement or the Operating Agreement.

Section 5.13 Exercise of Rights.

In the event that any Investor exercises any rights hereunder, such Investor will be deemed to have exercised such right on behalf of itself and its Affiliates.

Section 5.14 Investor Cooperation.

Without limitation to any rights of the Investors hereunder (including Section 3.3), each Investor shall, and shall cause its Subsidiaries to, provide all reasonable cooperation requested by the Company to the extent necessary or helpful to permit the Company and its Affiliates to comply with Applicable Laws or obtain approvals from any Governmental Entity or make filings with any Governmental Entity necessary or helpful to carry out the businesses of the Company and its Subsidiaries, including in connection with an IPO or Private Placement; provided, that Credit Suisse shall not be obligated to furnish any information regarding its activities (financial or otherwise) that it deems, in its commercially reasonable discretion, proprietary or confidential.

Section 5.15 Rights Terminate.

Any Investor who disposes of all of its Purchased Securities in conformity with the terms and conditions set forth in this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder; provided, that any such disposal of Purchased Securities by an Investor shall not serve to release such Investor from any liability arising from its breach of this Agreement.

Section 5.16 The Company, the Manager and Holdings.

Both the Manager and Holdings agree, as applicable, that either (acting on their own or in concert) shall cause, or cause any of their respective Affiliates to cause, the Company to comply with all of the terms and conditions of this Agreement that are applicable to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be duly executed and delivered, all as of the date first set forth above.

APOLLO GLOBAL MANAGEMENT, LLC

By: AGM Management, LLC
its manager

By: BRH Holdings GP, Ltd.
its Sole Member

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President

AGM MANAGEMENT, LLC

By: BRH Holdings GP, Ltd.
its Sole Member

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President

A.P. PROFESSIONAL HOLDINGS, L.P.

By: BRH Holdings GP, Ltd.
its General Partner

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Credit Suisse Securities (USA) LLC
Name:
Title:

[Investor Rights Agreement — Apollo Global Management]

Annex A

Form of Joinder Agreement

Reference is made to the (i) the Stock Purchase Agreement, dated as of July 16, 2007 and as amended, restated, supplemented or otherwise modified from time to time (the “Stock Purchase Agreement”), by and among Apollo Global Management, LLC (the “Company”), a Delaware limited liability company, AGM Management, LLC, a Delaware limited liability company (the “Manager”), and Credit Suisse Securities (USA) LLC, a Delaware limited liability company (“Credit Suisse”), and (ii) the Investor Rights Agreement, dated as of •, 2007 and as amended, restated, supplemented or otherwise modified from time to time (the “Investor Rights Agreement” and, together with the Stock Purchase Agreement, the “Transaction Documents”), by and among the Company, the Manager and Credit Suisse. Capitalized terms used but not defined in this Joinder Agreement have the meanings ascribed to them in the Investor Rights Agreement.

You hereby agree to be bound by, and to act in accordance with, the terms and conditions of the Transaction Documents as if you had signed the Transaction Documents and been a party thereto.

You agree that you will be an “Investor” for all purposes under the Transaction Documents.

Please sign and return to us this joinder agreement to indicate your acceptance of the terms and conditions set forth herein.

Name:
Address:
Date:

A-1